Exhibit 5.1

Stradling Yocca Carlson & Rauth, P.C. 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 sycr.com	CALIFORNIA NEWPORT BEACH SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA SANTA MONICA COLORADO DENVER NEVADA RENO WASHINGTON SEATTLE

August 17, 2018

Tandem Diabetes Care, Inc.

11075 Roselle Street

San Diego, California 92121

Re:	Securities Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tandem Diabetes Care, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission on August 17, 2018 covering the offering of up to (i) 5,500,000 additional shares of common stock, par value $0.001 per share (“Common Stock”), pursuant to the Tandem Diabetes Care, Inc. Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”), and (ii) 2,000,000 additional shares of Common Stock pursuant to the Tandem Diabetes Care, Inc. Amended and Restated 2013 Employee Stock Purchase Plan (the “2013 ESPP”).  The aggregate of 7,500,000 additional shares of Common Stock that may be issued pursuant to the 2013 Plan and the 2013 ESPP are collectively referred to herein as the “Shares.”

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company.

Based on the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the 2013 Plan and the 2013 ESPP, and the related agreements, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.